CTS Corporation
Form 10-Q
First Quarter 2010

EXHIBIT (10)(a)

CTS Corporation
2010-2011 Performance Restricted Stock Unit Plan

SECTION 1.  SUMMARY AND INTERPRETATION: The 2010-2011 Performance Restricted Stock Unit Plan (the "Plan") is intended to provide financial and performance incentives to executive officers and key employees through the use of Restricted Stock Unit awards tied to specific performance incentives that management and the Board believe will be beneficial to the Company and its shareholders over the long-term. The CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan  is the governing document for the Plan.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the 2009 Omnibus Equity and Performance Incentive Plan, as amended. The Plan is subject to the terms and conditions of the 2009 Omnibus Equity and Performance Incentive Plan.  In the event of any inconsistency between the provisions of the Plan and the 2009 Omnibus Equity and Performance Incentive Plan, the 2009 Omnibus Equity and Performance Incentive Plan will govern.

SECTION 2.  PHILOSOPHY: The Board of Directors believes that compensation of executive officers and key employees should be partially “at risk” and variable, based in part on the Company’s performance against its peers in the marketplace, as well as the Company’s performance against certain pre-established goals.  The Plan, along with other compensation plans of the Company, is intended to focus the efforts of the Participants on achieving those objectives in order to help ensure the sustained profitability and continual long-term growth of the Company.  The Plan is structured to provide Participants with Restricted Stock Unit Awards based upon achievement of objectives that management and the Board believe are beneficial to the Company and shareholders over the long term.  Therefore, performance will be measured over a two (2) year performance period, and Restricted Stock Units under the Plan will be awarded and earned only after a two (2) year performance period.

SECTION 3.  OBJECTIVES:
•	To attract and retain highly qualified personnel.
•	To motivate improved financial performance, enhanced growth and shareholder value creation.
•	To align the interests of executive officers and key employees of the Company with those of its shareholders.

SECTION 4.  ADMINISTRATION:  The Compensation Committee of the Board of Directors (the “Committee”) shall administer the Plan.  The decision of the Committee shall be final as to the interpretation of the Plan or any rule, procedure or action related thereto.

SECTION 5.  ELIGIBILITY: Only the employees designated by the Committee (the “Participants”) are eligible to participate in the Plan. The Committee has determined that the Participants identified in Exhibit A, attached hereto and incorporated herein by reference, are "Covered Employees" under this Plan.  Awards to Covered Employees shall be subject to the provisions of Section 7 of the 2009 Omnibus Equity and Performance Incentive Plan.

To receive an Award under the Plan, a Participant must be an active, full-time employee throughout the Performance Period, as defined in Section 8.

SECTION 6.  DEFINITIONS:

Award:  means a grant of Restricted Stock Units.

Performance Period: means January 1, 2010 through December 31, 2011.

Performance Goals: means Two Year Sales Growth and Relative Total Stockholder Return.

Two Year Sales Growth: means the 2011 Corporate Sales divided by 2009 Corporate Sales, resulting in the expression of increase or decrease in Corporate Sales as a percentage.

Corporate Sales: means the Company's Net Sales as stated in the Company’s Consolidated Statement of Earnings for the relevant fiscal year.  In determining Awards for Participants who are not Covered Employees, Corporate Sales may be adjusted for unusual conditions, factors or events as determined by the Committee, provided that no such adjustment shall be made for any condition, factor or event which was specifically included in the 2009 CTS Corporation Business Plan or 2010 or 2011 CTS Corporation Business Plans, as applicable.

Total Stockholder Return:  means the appreciation in price of a share of common stock, plus aggregate dividends (paid in cash or other property), between January 1, 2010 and December 31, 2011.

Relative Total Stockholder Return:  means the total stockholder return of the Company between January 1, 2010 and December 31, 2011, relative to the total stockholder return of a Peer Group of 28 entities over that same period.  See Exhibit B for calculation.

Peer Group:  means a benchmark group of 28 companies, the names of which are attached hereto as Exhibit C, as the same may be adjusted from time-to-time in accord with the Peer Group Adjustment Protocol (Exhibit D).

Trading Day:  means a day in which the New York Stock Exchange (NYSE) is open for trading of listed securities.

RSU: means a Restricted Stock Unit to be settled upon vesting on the basis of one Share for each Restricted Stock Unit.

Target RSU Incentive: means the number of RSUs assigned to each Participant as a function of his or her position for purposes of calculating Awards.

Award Level: means the multiplier which is applied in calculating an Award based on the level of achievement of the Performance Goals.

SECTION 7.  PERFORMANCE GOALS AND CALCULATION OF AWARDS:
The Target RSU Incentive for each Participant is set forth in the 2010-2011 Target RSU Incentive Statement provided to each Participant.

The settlement of an Award for any Participant may be as much as twice the Target RSU Incentive or as little as zero depending upon achieved results.  After the 10% Sales Growth threshold is met, Award Levels for the Two-Year Sales Growth Performance Goal will be interpolated between established steps or levels.  There will be no interpolation of Awards for Sales Growth between 0% and 10%.  After the 30% Relative Total Stockholder Return threshold is met, Award Levels for the Relative Total Stockholder Return Performance Goal will be interpolated between established steps or levels.  There will be no interpolation of Awards for Total Stockholder Return between 0% and 30%.

The Performance Goals and Award Levels for the Performance Period are as follows:

Performance Goal No. 1: Two Year Sales Growth
Weight: 40%

Two Year Sales Growth Achievement                                                                          Award Level

Two Year Sales Growth less than 10%                                                                         0% (No Award)

Two Year Sales Growth greater than or equal to 10%,
but less than 20%                                                                                                           50% of Target Award

Two Year Sales Growth greater than or equal to 20%,
but less than 30%                                                                                                           100% of Target Award

Two Year Sales Growth greater than or equal to 30%,
but less than 40%                                                                                                           50% of Target Award

Two Year Sales Growth greater than or equal to 40%,                                             200% of Target Award

•	Above the 10% threshold (below which there will be no Award) actual awards will be interpolated between established sales growth measurements.

Performance Goal No. 2: Relative Total Stockholder Return (“RTSR”)
Weight: 60%

Relative Total Stockholder Return                                                                                  Award Level

RTSR less than 30% of Peer Group                                                                                 0% (No Award)

RTSR better than or equal to 30% of Peer Group                                                         50% of Target Award
but less than 70% of Peer Group

RTSR better than or equal to 70% of Peer Group                                                         150% of Target Award
but less than 90% of Peer Group

RTSR better than or equal to 90% of Peer Group                                                         200% of Target Award

Above the 30% threshold (below which there will be no Award) actual awards will be interpolated between established relative total stockholder return measurements.

Example:

Participant has a Target RSU Incentive of 1,000 shares.

Goal #1:
•	Results – Two Year Sales Growth is 25%.
•	100%+[((25%–20%)/(30%-20%)) x (150%-100%)] = 125%
•	1,000 Target RSU Incentive times 40% (Weight) times 125% Award Level equals 500 RSUs.

Goal #2:
•	Results – RTSR is 80% of Peer Group.
•	150%+[((80%–70%)/(90%-70%)) x (200%-150%)] = 175%
•	1,000 Target RSU Incentive times 60% Weight times 175% Award Level equals 1,050 RSUs.
•	Participant earns 1,550 RSUs.

The Committee may, in its discretion, adjust a Participant’s payout of an Award downward after consideration of other business factors, including overall performance of the Company and the individual Participant’s contribution to Company performance. The Committee may adjust a payout of an Award in its discretion to prevent the enlargement or dilution of the Award because of extraordinary events or circumstances as determined by the Committee.  The Committee shall make no such adjustment with respect to the Award of a Covered Employee, however, if the effect of such adjustment would be to cause the related compensation to fail to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code.  In no event shall the reduction of any Participant’s potential Award have the effect of increasing an Award payout payable to a Covered Employee.  For purposes of Section 7(b) of the CTS Corporation2009 Omnibus Equity and Performance Incentive Plan, Awards shall constitute awards of Performance Shares and no Award to a Covered Employee may result in the Covered Employee receiving more than 125,000 Shares for the Performance Period.

SECTION 8.  APPROVAL AND PAYMENT OF AWARDS:  Participants must remain in continuous employ of the Company through the end of the Performance Period in order to earn an Award. Upon completion of Performance Period, and on or before March 15, 2012, the Compensation Committee shall certify to what extent the Performance Goals for the Performance Period were met and determine each Participant's Award. The date of such certification and determination shall be the "Determination Date".  The Committee's certification shall be subject to completion of the annual audit and certification of results by the Company's independent auditor.  Awards shall be made in the form of a grant of Restricted Stock Units under the terms and conditions of the form of Restricted Stock Unit Agreement attached hereto as Exhibit E.  Restricted Stock Units granted under the 2010-2011 Performance Stock Unit Plan will vest on the Determination Date, and shall be settled as soon as practicable after the Determination Date, subject to the exceptions set forth in Exhibit E, but in no event later than March 15, 2012.

SECTION 9.  RECOUPMENT OF AWARDS: If the Board learns of any intentional misconduct by a Participant which directly contributes to the Company having to restate all or a portion of its financial statements, the Board may, in its sole discretion, require the Participant to reimburse the Company for the difference between any Awards paid to the Participant based on achievement of financial results that were subsequently the subject of a restatement and the amount the Participant would have earned as awards under the Plan based on the financial results as restated.

SECTION 10.  NO CONTRACT: The Plan is not and shall not be construed as an employment contract or as a promise or contract to pay Awards to Participants or their beneficiaries.  The Plan shall be approved by the Committee and may be amended from time to time by the Committee without notice.  No Participant or beneficiary may sell, assign, transfer, discount or pledge as collateral for a loan, or otherwise anticipate any right to payment of an Award under this Plan.

EXHIBIT A

COVERED EMPLOYEES

Vinod M. Khilnani

EXHIBIT B

Determining Relative Total Stockholder Return

For purposes of calculating Relative Total Stockholder Return (rounding shall be to the nearest tenth of a percent, with all hundredths of a percent equal to or greater than 5 rounded up to the nearest tenth of a percent):

•
Company Return.  For the Performance Period, the Company’s Total Stockholder Return will be a percentage amount determined based on (1) the average closing price of the Shares for the final 20 trading days of the Performance Period (including aggregate dividends for the Performance Period) compared to (2) the average closing price of the Shares for the 20 trading days immediately preceding the first trading day of the Performance Period.

•	Peer Return.

For the Performance Period, the Total Stockholder Return for each company in the Peer Group, (each a “Peer”) will be a percentage amount determined based on (1) the closing stock price on the last trading day of the Performance Period (including aggregate dividends for the Performance Period and adjusted for stock splits) compared to (2) the closing stock price on the first trading day of the Performance Period

•
Company Ranking.  For each Performance Period, the Company’s and each Peer’s Total Stockholder Return will be ranked in decreasing order.  Relative Total Stockholder Return equals the percentile rank (expressed as a percentage) of the Company’s Total Stockholder Return when compared to the rankings, from lowest to highest, of the Total Stockholder Returns of the Peers comprising the Peer Group for the Performance Period.

EXHIBIT C

Peer Group (28 Peers)

NAME	SYMBOL	STOCK EXCHANGE

ArvinMeritor, Inc.	ARM	New York Stock Exchange
AVX Corporation	AVX	New York Stock Exchange
Benchmark Electronics, Inc.	BHE	New York Stock Exchange
BorgWarner Inc.	BWA	New York Stock Exchange
Celestica Inc.	CLS	New York Stock Exchange
Flextronics International Ltd.	FLEX	Nasdaq Global Select Market
Frequency Electronics, Inc.	FEIM	Nasdaq Global Market
Gentex Corporation	GNTX	Nasdaq Global Select Market
Jabil Circuit, Inc.	JBL	New York Stock Exchange
KEMET Corporation	KEME.PK	Nasdaq Global Market
Key Tronic Corporation	KTCC	Nasdaq Global Market
Kimball International, Inc.	KBALB	Nasdaq Global Select Market
LaBarge, Inc.	LB	American Stock Exchange
Lear Corporation	LEA	New York Stock Exchange
LittelFuse, Inc.	LFUS	Nasdaq Global Select Market
Methode Electronics, Inc.	MEI	Nasdaq Global Select Market
Molex Incorporated	MOLX	Nasdaq Global Select Market
Plexus Corp.	PLXS	Nasdaq Global Select Market
RF Micro Devices, Inc.	RFMD	Nasdaq Global Select Market
Sanmina-Sci Corporation	SANM	Nasdaq Global Select Market
Sparton Corporation	SPA	New York Stock Exchange
Spectrum Control, Inc.	SPEC	Nasdaq Global Market
Stoneridge, Inc.	SRI	New York Stock Exchange
Sypris Solutions, Inc.	SYPR	Nasdaq Global Market
Technitrol, Inc.	TNL	New York Stock Exchange
Triquint Semiconductors, Inc.	TQNT	Nasdaq Global Select Market
Vishay Intertechnology, Inc.	VSH	New York Stock Exchange
Williams Controls, Inc.	WMCO	Nasdaq Global Market

EXHIBIT D

Peer Group Adjustment Protocol

1.
If a company files for bankruptcy and/or liquidation, is operating under bankruptcy protection, or is delisted from its stock exchange because it fails to meet the exchange listing requirement then it clearly shows bad performance and will, therefore, stay in the Peer Group as a bottom performer for the entire Performance Period.

2.	If, as of the last date of the Performance Period, a Peer no longer exists as a business entity for any other reason than bad performance, then:

•	such Peer will be removed from the Peer Group for purposes of the Performance Period; and

•	the Relative Total Stockholder Return for the Performance Period will be calculated as if such Peer had never been a member of the Peer Group.

3.
For purposes of this Agreement, Peer includes any successor to all or substantially all of the business of an entity as set forth on Exhibit B, whether or not the same legal entity exists at end of the Performance Period.